LINEAR TECHNOLOGY CORPORATION

LOTHAR MAIER EMPLOYMENT AGREEMENT

This Agreement is made by and between Linear Technology Corporation (the “Company”) and Lothar Maier (“Executive”).

1. Duties and Scope of Employment.

(a) Position; Agreement Commencement Date; Duties.  Executive’s coverage under this Agreement shall commence upon the date this Agreement has been signed by both parties hereto (the “Agreement Commencement Date”).  Following the Agreement Commencement Date, Executive shall continue to serve as the Company’s Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”).  The period of Executive’s employment hereunder is referred to herein as the “Employment Term.”  During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Board.

(b) Obligations.  During the Employment Term, Executive shall devote his full business efforts and time to the Company.  Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof, without the approval of the Board, unless such service involves a conflict of interest with the Company’s business.

2. At-Will Employment.  Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment.  Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

3. Compensation.

(a) Base Salary.  While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $405,000 (the “Base Salary”).  Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.  Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board for possible adjustments in light of Executive’s performance and competitive data.

(b) Bonuses.  Executive shall be eligible to earn a target bonus under the Company’s 1996 Senior Executive Bonus Plan as specified annually by the Compensation Committee of the Board and will also be eligible to participate in the Key Employee Incentive Bonus Plan (the target amounts under these plans together are referred to herein as the “Target Bonus”).

(c) Employee Benefits.  During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans.

4. Severance Benefits.

(a) Severance Prior to a Change of Control.  If, at any time prior to a Change of Control (as defined herein), Executive’s employment with the Company terminates due to (i)a voluntary termination for “Good Reason” (as defined herein), or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, and provided that such release of claims becomes effective no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”), then subject to Section 4(g) and subject to Executive not breaching the terms of Section 13 hereof, (i) all of Executive’s Company stock options, restricted stock and other equity awards shall immediately accelerate vesting as to 75% of the then unvested amount of such awards; (ii) Executive shall receive continued payments of severance pay for twelve (12) months following the date of such termination at a rate equal to (A) Executive’s annual Base Salary rate as in effect on the date of such termination, plus (B) the average bonus paid to Executive for the two (2) twelve-month bonus periods prior to the date of such termination, less applicable withholding, in accordance with the Company’s standard payroll practices (the “Severance Payment”); and (iii) if Executive elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company shall reimburse Executive for the COBRA premiums for such coverage for Executive and his covered dependents for the lesser of (A) eighteen (18) months from the date of Executive’s termination of employment, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

(b) Timing of Payments.

(i) If the release of claims does not become effective by the Release Deadline, Executive shall forfeit any rights to severance or benefits under this Agreement.  In no event shall severance payments or benefits be paid or provided until the release of claims actually becomes effective and irrevocable.  Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 4(g)(i)) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(g).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(ii) Unless otherwise required by Section 4(g), the Company shall pay any severance payments in continuing payments following Executive’s termination date; provided, however, that no severance or other benefits shall be paid or provided until the release of claims discussed in Section 4(a) becomes effective, and any severance amounts or benefits otherwise payable between Executive’s termination date and the date such release becomes effective shall be paid on the effective date of such release.  If Executive should die before all of the severance amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c) Voluntary Termination Other than for Good Reason; Involuntary Termination for Cause.  In the event that Executive terminates his employment voluntarily other than for Good Reason or is involuntarily terminated by the Company for Cause, then all vesting of Executive’s stock options, restricted stock and other equity awards shall terminate immediately and all payments of compensation by the Company to Executive  hereunder shall immediately terminate (except as to amounts already earned).

(d) Death.  Upon Executive’s death during the Employment Term, then

(i) employment hereunder shall automatically terminate; (ii) all of Executive’s Company stock options, restricted stock and other equity awards shall immediately accelerate vesting as to 50% of the then unvested portion of such awards, and all subsequent vesting of Executive’s stock options, restricted stock and other equity awards shall terminate immediately; and (iii) all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned).

(e) Disability.  Upon Executive’s Disability during the Employment Term, then employment hereunder shall automatically terminate and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned), and all vesting of Executive’s stock options, restricted stock and other equity awards shall terminate immediately.

(f) Mitigation.  The Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source; provided, however, that if Executive receives severance benefits hereunder, he expressly waives the right to receive severance benefits under any other severance plan or policy of the Company.

(g) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5. Change of Control Benefits.  In the event of a “Change of Control” (as defined herein), Executive shall receive the benefits specified in Section 4(a) above (including 75% vesting acceleration); provided that the Severance Payment shall be payable in a lump-sum within five (5) days following the Change of Control and the COBRA coverage shall be extended to Executive upon any subsequent termination of his employment, whether or not for Cause or Good Reason.  In the event Executive’s tenure as the Company’s Chief Executive Officer terminates following a Change of Control, for any or no reason, Executive shall not be entitled to any additional compensation (except as to amounts already earned and payments and benefits due pursuant to Section 4(a)).

6. Golden Parachute Excise Taxes.  In the event that the benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 4 and Section 5 respectively shall be either:

(a) delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following order:: reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); cancellation of accelerated vesting of equity awards; reduction of employee benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”).  For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Definitions.

(a) Cause.  For purposes of this Agreement, “Cause” shall mean (i) an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive;

(ii) Executive being convicted of, or plea of nolo contendere to, a felony; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part.

(b) Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

(i) Change in Ownership of the Company.  A change in the ownership of the Company, which is deemed to occur on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company.  A change in the effective control of the Company, which is deemed to occur on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets, which is deemed to occur on the date that any Person acquires (either is one transaction or in multiple transactions over the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the above sections, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c) Disability.  For purposes of this Agreement, “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d) Good Reason.  For purposes of this Agreement, “Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without Executive’s express consent, (i) the  assignment  to  Executive of any duties, authority or responsibilities, or the reduction of Executive’s duties, authority or responsibilities, either of which results in a material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base compensation of Executive as in effect immediately prior to such reduction (other than a reduction that generally applies to Company employees); (iii) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive’s then present location); or (iv) any other action or inaction that constitutes a material breach of the terms of the Agreement.

Executive shall not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than ninety (90) days.

(e) Section 409A Limit.  “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

8. Assignment.  This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive.  Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

9. Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed  given if (i) delivered  personally or by facsimile; (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service; or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:               Linear Technology Corporation
1630 McCarthy Blvd.
Milpitas, CA  95035
Attn: General Counsel

If to Executive:                      Lothar Maier
at the last residential address known by the Company.

10. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

11. Entire Agreement.  This Agreement, the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Executive and the indemnification agreement previously entered into by and between the Company and Executive represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

12. Arbitration.

(a) The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law.  Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  The Company and Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure.  The Company and Executive agree that any arbitration shall be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The Arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The Arbitrator shall have the power to award any remedies available under applicable law, and the Arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Company shall pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he filed a complaint in a court of law.  The Arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law shall take precedence.  The decision of the Arbitrator shall be in writing.  Any arbitration under this Agreement shall be conducted in Santa Clara County, California.

(c) Remedy.  Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company shall be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief.  Executive understand that this Agreement does not prohibit him from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement.  Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone.  Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Executive is waiving his or her right to a jury trial.  Finally, Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

13. Covenant Not to Solicit.  Executive’s receipt of any payments or benefits under this Agreement shall be subject to Executive continuing to comply with the terms of the Confidential Information and Invention Assignment Agreement executed by Executive in favor of the Company and the provisions of the Agreement.  In addition, as an express condition to Executive’s right to receive any payments or benefits under this Agreement, Executive agrees that he will not, at any time during twelve (12) month period following his termination date, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

14. No Oral Modification, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Board.

15. Withholding.  The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

16. Governing Law.  This Agreement shall be governed by the laws of the State of California.

17. Effective Date.  This Agreement is effective upon the date it has been executed by both parties.

18. Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

LINEAR TECHNOLOGY CORPORATION

/s/ Robert H. Swanson, Jr.________________
Robert H. Swanson, Jr.

Date:  August 11, 2009

EXECUTIVE

/s/ Lothar Maier________________________
Lothar Maier

Date:  August 11, 2009